Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2014 Results

NEW YORK, January 22, 2015 - Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $31.5 million, down 16% year-over-year

•	Operating profit of $1.2 million, down 72% year-over-year

•	Earnings per share of $0.09, compared to $0.21 in the prior-year period

•	Non-GAAP loss per share of $0.04, compared to non-GAAP earnings per share of $0.21 in the prior-year period

•	Cash flow used by operations of $100,000

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2014, with revenue of $31.5 million, a decrease of 16% year-over-year. Net income was $1.2 million, with earnings per share of $0.09. Non-GAAP net loss was $579,000, with non-GAAP loss per share of $0.04. Non-GAAP net loss and non-GAAP loss per share exclude a $1.8 million release of reserve for Travelzoo Inc.'s anticipated settlement agreements in connection with a dispute over unclaimed property audits.

"Investment in products and audience resulted in an operating loss for the quarter," said Chris Loughlin, chief executive officer. "Our objective remains to leverage Travelzoo's global scale and trusted brand for improved earnings in future periods."

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North America
North America business segment revenue decreased 18% year-over-year to $21.1 million. Operating loss for the fourth quarter was $936,000, or (4)% of revenue, down from $2.7 million, or 10% of revenue, in the prior-year period.

Europe
Europe business segment revenue decreased 12% year-over-year to $10.4 million. In local currency terms, revenue decreased 10% year-over-year. Operating profit for the fourth quarter was $337,000, or 3% of revenue, down from $1.8 million, or 15% of revenue in the prior-year period.

Members
Travelzoo had a total unduplicated number of members in North America and Europe of 24.2 million as of December 31, 2014, up 4% from December 31, 2013. In North America, total unduplicated number of members was 16.9 million as of December 31, 2014, up 2% from December 31, 2013. In Europe, total unduplicated number of members was 7.3 million as of December 31, 2014, up 9% from December 31, 2013.

Income Taxes
Income tax benefit was $66,000, compared to $1.3 million income tax expense in the prior-year period, driven by lower operating income.

Asset Management
During the fourth quarter of 2014, Travelzoo used $100,000 of cash from operating activities. Accounts receivable increased by $622,000 over the prior-year period to $14.6 million. Accounts payable decreased by $8.8 million over the prior-year period to $23.0 million. Capital expenditures were $346,000, down from $1.9 million in the prior-year period. As of December 31, 2014, cash and cash equivalents were $54.8 million.

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Non-GAAP Information
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP operating profit, non-GAAP operating margin, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the release of a reserve related to our unexchanged promotional shares. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of a reserve related to our unexchanged promotional shares, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million members in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

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Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$31,498	$37,475	$142,076	$158,234
Cost of revenues	4,279	4,670	17,906	17,402
Gross profit	27,219	32,805	124,170	140,832
Operating expenses:
Sales and marketing	16,552	17,307	67,233	74,870
General and administrative	11,266	11,025	43,470	41,684
Unexchanged promotional shares	(1,834)	—	(7,583)	22,000
Total operating expenses	25,984	28,332	103,120	138,554
Income from operations	1,235	4,473	21,050	2,278
Other income (loss)	(46)	61	141	429
Income before income taxes	1,189	4,534	21,191	2,707
Income taxes	(66)	1,304	4,839	7,718
Net income (loss)	$1,255	$3,230	$16,352	$(5,011)
Net income (loss) per share:
Basic	$0.09	$0.22	$1.11	$(0.33)
Diluted	$0.09	$0.21	$1.10	$(0.33)
Weighted average shares:
Basic	14,730	14,997	14,768	15,269
Diluted	14,730	15,072	14,809	15,269

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$54,812	$66,223
Accounts receivable, net	14,608	13,986
Income taxes receivable	3,889	2,656
Deposits	74	396
Prepaid expenses and other	2,610	3,202
Deferred tax assets	1,302	1,143
Restricted cash	—	200
Funds held for reverse/forward stock split	192	13,668
Total current assets	77,487	101,474
Deposits	1,087	1,168
Deferred tax assets	1,336	2,032
Restricted cash	1,393	1,479
Property and equipment, net	9,022	8,245
Intangible assets, net	163	404
Total assets	$90,488	$114,802
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,008	$31,766
Accrued expenses and other	9,943	10,824
Deferred revenue	1,192	1,578
Income tax payable	574	—
Reserve for unexchanged promotional shares	1,393	12,726
Payable to shareholders for reverse/forward stock split	192	13,668
Total current liabilities	36,302	70,562
Long-term tax liabilities	10,936	10,436
Long term deferred rent and other	3,436	2,469
Total liabilities	50,674	83,467
Common stock	163	163
Treasury stock	(21,517)	(15,662)
Additional paid-in capital	11,043	10,247
Accumulated other comprehensive loss	(2,997)	(530)
Retained earnings	53,122	37,117
Total stockholders’ equity	39,814	31,335
Total liabilities and stockholders’ equity	$90,488	$114,802

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$1,255	$3,230	$16,352	$(5,011)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	790	795	2,824	2,980
Impairment of software	—	—	249	—
Deferred income taxes	545	65	437	706
Stock-based compensation	148	395	982	1,384
Provision for losses on accounts receivable	45	15	40	(29)
Net foreign currency effects	85	(5)	68	33
Changes in operating assets and liabilities:
Accounts receivable	835	932	(1,154)	(173)
Deposits	157	(67)	398	(50)
Income tax receivable	(296)	1,873	(1,248)	4,042
Prepaid expenses and other	(458)	161	(4)	(1,058)
Accounts payable	2,270	3,623	(6,883)	2,826
Accrued expenses and other	(247)	693	(306)	1,076
Income tax payable	(1,198)	(1,298)	608	(6)
Reserve for unexchanged promotional shares	(4,150)	(12,274)	(11,333)	9,726
Other non-current liabilities	119	47	500	406
Net cash provided by (used in) operating activities	(100)	(1,815)	1,530	16,852
Cash flows from investing activities:
Release of restricted cash	—	—	200	1,786
Purchases of property and equipment	(346)	(1,866)	(3,260)	(5,461)
Net cash used in investing activities	(346)	(1,866)	(3,060)	(3,675)
Cash flows from financing activities:
Repurchase of common stock	—	(7,764)	(5,855)	(7,764)
Reverse/forward stock split, including transaction costs	—	(688)	(479)	(688)
Net cash used in financing activities	—	(8,452)	(6,334)	(8,452)
Effect of exchange rate on cash and cash equivalents	(1,948)	456	(3,547)	329
Net increase (decrease) in cash and cash equivalents	(2,394)	(11,677)	(11,411)	5,054
Cash and cash equivalents at beginning of period	57,206	77,900	66,223	61,169
Cash and cash equivalents at end of period	$54,812	$66,223	$54,812	$66,223
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$690	$691	$4,606	$2,609

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$21,054	$10,444	$—	$31,498
Intersegment revenue	228	8	(236)	—
Total net revenues	21,282	10,452	(236)	31,498
Operating income (loss)	$(936)	$337	$1,834	$1,235
Three months ended December 31, 2013	North America	Europe	Elimination and Other (b)	Consolidated
Revenue from unaffiliated customers	$25,586	$11,889	$—	$37,475
Intersegment revenue	194	11	(205)	—
Total net revenues	25,780	11,900	(205)	37,475
Operating income	$2,680	$1,793	$—	$4,473

Twelve months ended December 31, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$95,183	$46,893	$—	$142,076
Intersegment revenue	1,350	163	(1,513)	—
Total net revenues	96,533	47,056	(1,513)	142,076
Operating income	$7,679	$5,788	$7,583	$21,050
Twelve months ended December 31, 2013	North America	Europe	Elimination and Other (b)	Consolidated
Revenue from unaffiliated customers	$111,955	$46,279	$—	$158,234
Intersegment revenue	814	452	(1,266)	—
Total net revenues	112,769	46,731	(1,266)	158,234
Operating income	$16,568	$7,710	$(22,000)	$2,278

(a)
Includes a $1.8 million and a $7.6 million release of reserve for the three and twelve months ended December 31, 2014, respectively, related to anticipated settlement agreements in connection with a dispute over unclaimed property audits.

(b)	Includes a charge of $22.0 million for the twelve months ended December 31, 2013 related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP operating expense	$25,984	$28,332	$103,120	$138,554
Unexchanged promotional shares (a) (b)	(1,834)	—	(7,583)	22,000
Non-GAAP operating expense	$27,818	$28,332	$110,703	$116,554

GAAP operating income	$1,235	$4,473	$21,050	$2,278
Unexchanged promotional shares (a) (b)	(1,834)	—	(7,583)	22,000
Non-GAAP operating income (loss)	$(599)	$4,473	$13,467	$24,278

GAAP operating margin	3.9%	11.9%	14.8%	1.4%
Unexchanged promotional shares (a) (b)	(5.8)%	—%	(5.3)%	13.9%
Non-GAAP operating margin	(1.9)%	11.9%	9.5%	15.3%

GAAP effective tax rate	(5.6)%	28.8%	22.8%	285.1%
Unexchanged promotional shares (a) (b)	15.8%	0.1%	12.7%	(253.9)%
Non-GAAP effective tax rate	10.2%	28.9%	35.5%	31.2%

GAAP net income (loss)	$1,255	$3,230	$16,352	$(5,011)
Unexchanged promotional shares (a) (b)	(1,834)	—	(7,583)	22,000
Non-GAAP earnings (loss)	$(579)	$3,230	$8,769	$16,989

Earnings (loss) per share	$0.09	$0.21	$1.10	$(0.33)
Unexchanged promotional shares (a) (b)	(0.13)	—	(0.51)	1.44
Non-GAAP earnings (loss) per share (c)	$(0.04)	$0.21	$0.59	$1.11

(a)
Includes a $1.8 million and a $7.6 million release of reserve for the three and twelve months ended December 31, 2014, respectively, related to anticipated settlement agreements in connection with a dispute over unclaimed property audits.

(b)	Includes a charge of $22.0 million for the twelve months ended December 31, 2013 related to settlement agreements in connection with a dispute over unclaimed property audits.

(c)
Shares used to calculate non-GAAP earnings per share for the twelve months ended December 31, 2013 were 15,355,160 which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share.

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